Deloitte
                                                     Deloitte & Touche LLP
                                                     Two World Financial Center
                                                     New York, NY  10281-1414

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of PMFM Investment Trust and Shareholders  of PMFM
     Managed Portfolio Trust, PMFM Tactical Opportunities Portfolio Trust, and PMFM Tactical Preservation Portfolio Trust

In planning and performing our audits of the financial statements of PMFM Managed Portfolio Trust, PMFM Tactical Opportunities Portfolio Trust, and PMFM Tactical Preservation Portfolio Trust (the "Funds") for the year ended May 31, 2005 (on which we have issued our reports dated July 8, 2005), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatments caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2005.

This report is intended solely for the information and use of management, the Board of Trustees of PMFM Investment Trust and Shareholders of PMFM Managed Portfolio Trust, PMFM Tactical Opportunities Portfolio Trust, and PMFM Tactical Preservation Portfolio Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

July 8, 2005

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